EX-99.(s)(3)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE WARRANT OFFERINGS]1

PRELIMINARY PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION,
(to Prospectus dated , 20 )	, 20

GOLDMAN SACHS BDC, INC.

Warrants to Purchase Up to         [Type of Security]

We are an externally managed specialty finance company that is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). We are focused on lending to “middle-market companies,” a term we generally use to refer to companies with earnings before interest, taxes, depreciation and amortization (“EBITDA”) of between $5 million and $75 million annually. Our investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, unitranche, including last out portions of such loans, and second lien debt, unsecured debt, including mezzanine debt as well as through select equity investments.

We are managed by our investment adviser, Goldman Sachs Asset Management, L.P. (“GSAM” or “Investment Adviser”), a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“Group Inc.”). Group Inc., together with Goldman, Sachs & Co., GSAM and its other subsidiaries and affiliates, is referred to herein as “Goldman Sachs.”

All of the warrants offered by this prospectus supplement are being sold by us. We are offering warrants to purchase up to [number][type of security]. Each warrant entitles the holder to purchase [one] [type of security]. The exercise price will be $ per warrant. The warrants will be exercisable beginning on             , 20     , and will expire on             , 20     , or earlier upon redemption.

[Our common stock is traded on the New York Stock Exchange under the symbol “GSBD”. On             , 20     , the last reported sales price for our common stock on the New York Stock Exchange was $             per share. The net asset value (“NAV”) of our common stock as of             , 20     (the last date prior to the date of this prospectus supplement as of which we determined NAV) was $            .] [We are not generally able to issue and sell our common stock, or warrants to purchase common stock, at a price below our net asset value per share unless we have stockholder approval.]

[We are an “emerging growth company” within the meaning of the recently enacted Jumpstart Our Business Startups Act (the “JOBS Act”).]

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached or incorporated by reference will include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide an indication of the nature and type of disclosure that may appear in any actual prospectus supplement, and it is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our warrants. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). You may obtain this information or make stockholder inquiries by written or oral request and free of charge by contacting us at 200 West Street, New York, NY 10282, on our website at www.goldmansachsbdc.com, or by calling us collect at (212) 902-0300. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be a part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains this information.

[Shares of closed-end investment companies, including business development companies, that are listed on an exchange frequently trade at a discount to their NAV per share. If our shares trade at a discount to our NAV, it may increase the risk of loss for purchasers in any offering.] Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage, and is highly speculative. Before buying any securities, you should read the discussion of the material risks of investing in our warrants in “Risk Factors” beginning on page S-[     ] of this prospectus supplement and on page [ ] of the accompanying prospectus.

The securities in which we invest are generally not rated by any rating agency, and if they were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service and lower than “BBB-” by Fitch Ratings or Standard & Poor’s Ratings Services (“S&P”)). These securities, which may be referred to as “junk bonds,” “high yield bonds” or “leveraged loans,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Warrant	Total
Public offering price	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds, before expenses, to Goldman Sachs BDC, Inc.(1)	$	$

(1)	We estimate that we will incur offering expenses of approximately $ in connection with this offering.

[The underwriters may exercise their over-allotment option to purchase up to an additional         warrants from us, at the public offering price, less the sales load, for         days after the date of this prospectus supplement. If the underwriters exercise this over-allotment option in full, the total sales load will be $            , and total proceeds to us, before expenses, will be $            .]

The underwriters are offering the warrants as set forth in “Underwriting.” Delivery of the             warrants will be made on or about             ,             .

The date of this prospectus supplement is                     ,

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or to make any representations not contained in this prospectus. [We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable.] Our business, financial condition, results of operations, cash flows and prospects may have changed since that date. We will update these documents to reflect material changes only as required by law.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Available Information” before investing in our warrants.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement. You should review the more detailed information contained in this prospectus supplement and the accompanying prospectus, especially the information set forth under the heading “Risk Factors.”

Unless indicated otherwise in this prospectus supplement or the accompanying prospectus, or the context requires otherwise, the terms “Company,” “we,” “us,” or “our” refer to Goldman Sachs BDC, Inc, or for periods prior to our conversion from a limited liability company to a corporation (the “Conversion”), Goldman Sachs Liberty Harbor Capital, LLC.

Goldman Sachs BDC, Inc.

We are a specialty finance company focused on lending to middle-market companies. We are a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act. In addition, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (“the Code”), commencing with our taxable year ended December 31, 2013. From our formation in 2012 through             ,             , we have originated more than $             billion in aggregate principal amount of debt and equity investments prior to any subsequent exits and repayments. We seek to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, unitranche, including last out portions of such loans, and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. Unitranche loans are first lien loans that may extend deeper in a company’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority between different lenders in the unitranche loan. In a number of instances, we may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case, the “first out” portion of the loan would generally receive priority with respect to payment of principal, interest and any other amounts due thereunder over the “last out” portion that we would continue to hold. In exchange for the greater risk of loss, the “last out” portion earns a higher interest rate. We use the term “mezzanine” to refer to debt that ranks senior only to a borrower’s equity securities and ranks junior in right of payment to all of such borrower’s other indebtedness. We may make multiple investments in the same portfolio company.

We invest primarily in U.S. middle-market companies, which we believe are underserved by traditional providers of capital such as banks and the public debt markets. In describing our business, we generally use the term “middle market companies” to refer to companies with EBITDA of between $5 million and $75 million annually. However, we may from time to time invest in larger or smaller companies. We generate revenues primarily through receipt of interest income from the investments we hold. In addition, we generate income from various loan origination and other fees, dividends on direct equity investments and capital gains on the sales of investments. Fees received from portfolio companies (directors’ fees, consulting fees, administrative fees, tax advisory fees and other similar compensation) are paid to us, unless, to the extent required by applicable law or exemptive relief, if any, therefrom, we only receive our allocable portion of such fees when invested in the same portfolio company as another account managed by Goldman Sachs. The companies in which we invest use our capital for a variety of purposes, including to support organic growth, fund acquisitions, make capital investments or refinance indebtedness.

Investment Strategy

Our origination strategy focuses on leading the negotiation and structuring of the loans or securities in which we invest and holding the investments in our portfolio to maturity. In many cases, we are the sole investor in the loan or security in our portfolio. Where there are multiple investors, we generally seek to control or obtain significant influence over the rights of investors in the loan or security. Our investments typically have maturities between three and ten years and generally range in size between $10 million and $75 million, although we may make larger or smaller investments on occasion. In addition, part of our strategy involves an investment in a joint venture, Senior Credit Fund, LLC (the “Senior Credit Fund”), with the Regents of the University of California (“Cal Regents”). The Senior Credit Fund’s principal purpose is to make investments, either directly or indirectly through its wholly owned subsidiary, Senior Credit Fund SPV I, LLC (“SPV I”), primarily in senior secured loans to middle-market companies.

Investment Portfolio

[Insert description of portfolio as of most recent quarter end.]

Corporate Structure

We were formed as a private fund in September 2012 and commenced operations in November 2012, using seed capital contributions we received from Group Inc. In March 2013, we elected to be treated as a BDC. We have elected to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ended December 31, 2013. On March 18, 2015, our common stock began trading on the New York Stock Exchange (“NYSE”) under the symbol “GSBD”. On March 23, 2015, we closed our initial public offering (“IPO”), issuing 6,000,000 shares of common stock at a public offering price of $20.00 per share. Net of offering and underwriting costs, we received cash proceeds of $114.57 million. On April 21, 2015, we issued an additional 900,000 shares of our common stock pursuant to the exercise of the underwriters’ over-allotment option in connection with the IPO. Net of underwriting costs, we received additional cash proceeds of $17.27 million. As a result of the Conversion, subsequent share repurchases and the IPO [and subsequent offerings], as of             ,             , Group Inc. owned approximately % of our common stock. See “Business—Formation Transactions and Initial Public Offering” in the accompanying prospectus.

Our Investment Adviser

GSAM serves as our investment adviser and has been registered as an investment adviser with the SEC since 1990. Subject to the supervision of our Board of Directors (the “Board of Directors”), a majority of which is made up of independent directors (including an independent Chairman), GSAM manages our day-to-day operations and provides us with investment advisory and management services and certain administrative services. GSAM is a subsidiary of Group Inc., a public company that is a bank holding company, financial holding company and a world-wide, full-service financial services organization. Group Inc. is the general partner and owner of GSAM. GSAM has been providing financial solutions for investors since 1988 and had over $ trillion of assets under supervision as of             ,             .

The Private Credit Group of GSAM (the “GSAM Private Credit Group”) is responsible for identifying investment opportunities, conducting research and due diligence on prospective investments, negotiating and structuring our investments and monitoring and servicing our investments. The GSAM Private Credit Group was comprised of             investment professionals, as of             ,             , all of whom are dedicated to the Company’s investment strategy and other funds that share a similar investment strategy with the Company. These professionals are supported by an additional investment professionals, as of             ,             , who are primarily focused on investment strategies in syndicated, liquid credit (together with the GSAM Private Credit Group, “GSAM Credit Alternatives”). These individuals may have additional responsibilities other than those relating to us, but generally allocate a portion of their time in support of our business and our investment objective as a whole. In addition, GSAM has risk management, legal, accounting, tax, information technology and compliance personnel, among others, who provide services to us. We benefit from the expertise provided by these personnel in our operations.

The GSAM Private Credit Group is dedicated primarily to private corporate credit investment opportunities in North America, and utilizes a bottom-up, fundamental research approach to lending. The senior members of the GSAM Private Credit Group have been working together since 2006 and have an average of over years of experience in leveraged finance and private transactions.

All investment decisions are made by the Investment Committee of GSAM’s Private Credit Group (the “Investment Committee”), which currently consists of five voting members: Brendan McGovern, Salvatore Lentini, Jon Yoder, David Yu and Scott Turco, as well as three non-voting members with operational and/or legal expertise. For biographical information about the voting members of the Investment Committee, see “Management—Biographical Information” in the accompanying prospectus. The Investment Committee is responsible for approving all of our investments. The Investment Committee also monitors investments in our portfolio and approves all asset dispositions. We expect to benefit from the extensive and varied relevant experience of the investment professionals serving on the Investment Committee, which includes expertise in privately originated and publicly traded leveraged credit, stressed and distressed debt, bankruptcy, mergers and acquisitions and private equity. The voting members of the Investment Committee collectively have over 50 years of experience in middle-market investment and activities related to middle-market investing. The membership of the Investment Committee may change from time to time.

Allocation of Opportunities

Our investment objectives and investment strategies are similar to those of other client accounts managed by our Investment Adviser (including Goldman Sachs Private Middle Market Credit LLC (“GS PMMC”) a privately offered BDC, and Goldman Sachs Middle Market Lending LLC (“GS MMLC”), a closed-end investment company that intends to elect to be treated as a BDC, collectively, the “Accounts”), and an investment appropriate for us may also be appropriate for those Accounts. This creates potential conflicts in allocating investment opportunities among us and such other Accounts, particularly in circumstances where the availability of such investment opportunities is limited, where the liquidity of such investment opportunities is limited or where co-investments by us and other Accounts are not permitted under applicable law. For a further explanation of the allocation of opportunities and other conflicts and the risks related thereto, see “Business – Allocation of Opportunities” and “Potential Conflicts of Interest” in the accompanying prospectus.

Market Opportunity

According to the National Center for the Middle Market and the CIA World Fact Book, the U.S. middle market is comprised of approximately             companies that collectively generate revenues of approximately $             trillion annually.2 Comparing revenues to gross domestic product, this makes the U.S. middle market equivalent to the world’s third largest global economy on a stand-alone basis. The GSAM Private Credit Group believes that existing market conditions and regulatory changes have combined to create an attractive investment environment for non-bank lenders such as us to provide loans to U.S. middle market companies. For a further discussion of the market opportunities associated with the Company’s focus on middle market companies, see “Business – Market Opportunities” in the accompanying prospectus.

Competitive Advantages

The Goldman Sachs Platform: Goldman Sachs is a leading global financial institution that provides a wide range of financial services to a substantial and diversified client base, including companies and high net worth individuals, among others. The firm is headquartered in New York and maintains offices across the United States and in all major financial centers around the world. Group Inc.’s asset management subsidiary, GSAM, is one of the world’s leading investment managers with over         investment professionals and over $             trillion of assets under supervision, in each case as of                     ,             . GSAM’s investment teams, including the GSAM Private Credit Group, capitalize on the relationships, market insights, risk management expertise, technology and infrastructure of Goldman Sachs. We believe the Goldman Sachs platform delivers a meaningful competitive advantage to us. For a detailed discussion of the Company’s competitive advantages, see “Business – Competitive Advantages” in the accompanying prospectus.

[2]	Estimate for by the National Center for the Middle Market, which defined middle market as companies with annual revenue of $10 million - $1 billion. See [insert appropriate citation].

Operating and Regulatory Structure

We have elected to be treated as a BDC under the Investment Company Act. As a BDC, we are generally prohibited from acquiring assets other than qualifying assets unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. Under the rules of the Investment Company Act, “eligible portfolio companies” include (i) private U.S. operating companies, (ii) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the NYSE) or registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) public U.S. operating companies having a market capitalization of less than $250 million. Public U.S. operating companies whose securities are quoted on the over-the-counter bulletin board and through OTC Markets Group Inc. are not listed on a national securities exchange and therefore are eligible portfolio companies. [In addition, we currently are an “emerging growth company,” as defined in the JOBS Act.] See “Regulation” in the accompanying prospectus.

We have elected to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ended December 31, 2013. As a RIC, we generally will not be required to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends if we meet certain source of income, distribution and asset diversification requirements. We intend to timely distribute to our stockholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains for reinvestment and, depending upon the level of taxable income earned in a year, we may choose to carry forward taxable income for distribution in the following year and pay any applicable U.S. federal excise tax. In addition, the distributions we pay to our stockholders in a year may exceed our net ordinary income and capital gains for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. See “Price Range of Common Stock and Distributions” [in the accompanying prospectus].

Use of Leverage

Our senior secured revolving credit agreement (as amended, the “Revolving Credit Facility”) with , as administrative agent, and                     , as syndication agent, allows us to borrow money and lever our investment portfolio, subject to the limitations of the Investment Company Act, with the objective of increasing our yield. This is known as “leverage” and could increase or decrease returns to our stockholders. The use of leverage involves significant risks. As a BDC, with certain limited exceptions, we are only permitted to borrow amounts such that our asset coverage ratio, as defined in the Investment Company Act, equals at least 2 to 1 after such borrowing. Certain trading practices and investments, such as reverse repurchase agreements, may be considered borrowings or involve leverage and thus may be subject to Investment Company Act restrictions. In accordance with applicable SEC staff guidance and interpretations, when we engage in such transactions, instead of maintaining an asset coverage ratio of at least 2 to 1, we will segregate or earmark liquid assets, or enter into an offsetting position, in an amount at least equal to our exposure, on a mark-to-market basis, to such transactions (as calculated pursuant to requirements of the SEC). Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. Practices and investments that may involve leverage but are not considered borrowings are not subject to the Investment Company Act’s asset coverage requirement and we will not otherwise segregate or earmark liquid assets or enter into offsetting positions for such transactions. The amount of leverage that we employ will depend on our Investment Adviser’s and our Board of Directors’ assessment of market conditions and other factors at the time of any proposed borrowing.

Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning [on page                     of this prospectus supplement and] on page                     of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in our securities.

Corporate Information

Our principal executive offices are located at 200 West Street, New York, New York 10282 and our telephone number is (212) 902-0300. We maintain a website located at www.goldmansachsbdc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

[Insert description of recent developments at the time of the offering.]

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

Warrants Offered by Us	warrants[, excluding warrants issuable pursuant to the over-allotment option granted to the underwriters].

Warrants Outstanding After this Offering	warrants[, excluding warrants issuable pursuant to the over-allotment option granted to the underwriters].

Exercisability	Each warrant is exercisable for [number] [type of security].

Exercise Price	$

Exercise Period	The warrants will be exercisable beginning on , and will expire on , or earlier upon redemption. However, the warrants will only be exercisable if a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current. We have agreed to use our best efforts to have an effective registration statement cover the [type of security] issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to such [type of security] until the warrants expire or are redeemed.

Redemption	At any time while the warrants are exercisable, we may redeem the outstanding warrants:

• in whole and not in part;

• at a price of $0.01 per warrant;

• upon a minimum of 30 days’ prior written notice of redemption; and

• [description of redemption criteria].

Use of Proceeds

We estimate that the net proceeds we will receive from the sale of warrants in this offering will be approximately $         million [(or approximately $         million if the underwriters fully exercise their over-allotment option), in each case] assuming a public offering price of $         per warrant, after deducting the underwriting discounts and commissions of $         million [(or approximately $         million if the underwriters fully exercise their over-allotment option)] payable by us and estimated offering expenses of approximately $         million payable by us.

See “Use of Proceeds” in this prospectus supplement for more information.

[FEES AND EXPENSES]

[Include if warrants are to purchase common stock.]

The following table is intended to assist you in understanding the fees and expenses that an investor in our common stock will bear directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The expenses shown in the table under “annual expenses” are based on estimated amounts for our current fiscal year. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “us” or that “we” will pay fees or expenses, the holders of our common stock will indirectly bear such fees or expenses.

Stockholder transaction expenses (as a percentage of offering price):
Sales load	%	(1)
Offering expenses	%	(2)
Dividend reinvestment plan expenses	None	(3)
Total stockholder transaction expenses	%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee	%	(4)
Incentive fees payable under the Investment Management Agreement (20% of investment income and capital gains)%		(5)
Interest payments on borrowed funds	%	(6)
Other expenses	%	(7)
Acquired fund fees and expenses	%	(8)

Total annual expenses	%

(1)	The underwriting discount and commission with respect to warrants sold in this offering, which is a one-time fee paid to the underwriters, is the only sales load paid in connection with this offering.
(2)	Amount reflects estimated offering expenses of approximately $ and is based on the offering of warrants at the public offering price of $ per warrant.
(3)	The expenses of the dividend reinvestment plan are included in “other expenses” in the table above. For additional information, see “Dividend Reinvestment Plan” in the accompanying prospectus.
(4)	Our management fee (the “Management Fee”) is calculated at an annual rate of 1.50% (0.375% per quarter) of the average value of our gross assets (excluding cash or cash equivalents (such as investments in money market funds), but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters). See “Management—Investment Management Agreement” in the accompanying prospectus. The Management Fee referenced in the table above is based on actual amounts incurred during the months ended , , annualized for a full year.
(5)	The incentive fee (the “Incentive Fee”) payable to our Investment Adviser is based on our performance and is not paid unless we achieve certain goals. It consists of two components, one based on income and the other based on capital gains, that are determined independent of each other, with the result that one component may be payable even if the other is not. The Incentive Fee referenced in the table above is based on actual amounts incurred during the months ended , , annualized for a full year.

The Incentive Fee based on income is determined and paid quarterly in arrears at the end of each calendar quarter by reference to our aggregate net investment income, as adjusted as described below, from the calendar quarter then ending and the eleven preceding calendar quarters (or if shorter, the number of quarters that have occurred since January 1, 2015) (in either case, the “Trailing Twelve Quarters”). The hurdle amount for the Incentive Fee based on income is determined on a quarterly basis, and is equal to 1.75% multiplied by our NAV at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The hurdle amount is calculated after making appropriate adjustments for subscriptions (which includes all issuances by us of shares of our common stock, including issuances pursuant to our dividend reinvestment plan) and distributions that occurred during the relevant Trailing Twelve Quarters.

For the portion of the Incentive Fee based on income, we pay our Investment Adviser a quarterly Incentive Fee based on the amount by which (A) aggregate net investment income (“Ordinary Income”) in respect of the relevant Trailing Twelve Quarters exceeds (B) the hurdle amount for such Trailing Twelve Quarters. The amount of the excess of (A) over (B) described in this paragraph for such Trailing Twelve Quarters is referred to as the “Excess Income Amount.” For the avoidance of doubt, Ordinary Income is net of all fees and expenses, including the Management Fee but excluding any Incentive Fee.

The Incentive Fee based on income for each quarter is determined as follows:

•	No Incentive Fee based on income is payable to our Investment Adviser for any calendar quarter for which there is no Excess Income Amount.

•	100% of the Ordinary Income, if any, that exceeds the hurdle amount, but is less than or equal to an amount, which we refer to as the “Catch-up Amount,” determined as the sum of 2.1875% multiplied by our NAV at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters is included in the calculation of the Incentive Fee based on income; and

•	20% of the Ordinary Income that exceeds the Catch-up Amount is included in the calculation of the Incentive Fee based on income.

The amount of the Incentive Fee based on income that will be paid to our Investment Adviser for a particular quarter will equal the excess of the Incentive Fee so calculated minus the aggregate Incentive Fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters but not in excess of the Incentive Fee Cap (as described below).

The Incentive Fee based on income that is paid to our Investment Adviser for a particular quarter is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap for any quarter is an amount equal to (a) 20% of the Cumulative Net Return (as defined below) during the relevant Trailing Twelve Quarters minus (b) the aggregate Incentive Fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters.

“Cumulative Net Return” means (x) the Ordinary Income in respect of the relevant Trailing Twelve Quarters minus (y) any Net Capital Loss, as defined below, if any, in respect of the relevant Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, we will pay no Incentive Fee based on income to our Investment Adviser for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the Incentive Fee based on income that is payable to our Investment Adviser for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we will pay an Incentive Fee based on income to our Investment Adviser equal to the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the Incentive Fee based on income that is payable to our Investment Adviser for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, we will pay an Incentive Fee based on income to our Investment Adviser equal to the Incentive Fee calculated as described above for such quarter without regard to the Incentive Fee Cap.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period.

The portion of the Incentive Fee based on capital gains is calculated on an annual basis. For each period beginning on January 1 of each calendar year and ending on December 31 of the calendar year or, in the case of our first and last year, the appropriate portion thereof (each, an “Annual Period”), we pay our Investment Adviser an Incentive Fee equal to (A) 20% of the difference, if positive, of the sum of our aggregate realized capital gains, if any, computed net of our aggregate realized capital losses, if any, and our aggregate unrealized capital depreciation, if any, in each case from April 1, 2013 until the end of such Annual Period minus (B) the cumulative amount of Incentive Fees based on capital gains previously paid to our Investment Adviser from April 1, 2013. For the avoidance of doubt, unrealized capital gains are excluded from the calculation in clause (A), above.

We accrue, but not pay, a portion of the Incentive Fee based on capital gains with respect to net unrealized appreciation. For more detailed information about the Incentive Fee, see “Management—Investment Management Agreement” in the accompanying prospectus.

(6)	Interest payments on borrowed funds represents our annualized interest expense based on borrowings as of , 20 , with a weighted average interest rate of %. For the months ended , 20 , the Revolving Credit Facility bore a weighted average interest rate of %, and the Convertible Notes bore interest at an annual rate of 4.50%. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. We may also issue additional debt securities or preferred stock, subject to our compliance with applicable requirements under the Investment Company Act. [We do not currently anticipate issuing additional debt securities or preferred stock in the next 12 months.]

(7)	“Other Expenses” includes overhead expenses, including payments under the administration agreement with our administrator (the “Administration Agreement”), and is estimated for the current fiscal year. See “Management—Administration Agreement” in the accompanying prospectus.

(8)	Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act (“Acquired Funds”). This amount includes the estimated annual fees and expenses of the Senior Credit Fund and a money market fund managed by an affiliate of Group Inc., which are our only Acquired Funds as of , .

Although not reflected above, the Investment Adviser expects to continue to waive a portion of its management fee payable by the Company in an amount equal to any management fees it earns as an investment adviser for any affiliated money market funds in which the Company invests.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above, except for the Incentive Fee based on income, and that stockholders pay stockholder transaction expenses of     % with respect to warrants sold by us in this offering.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return (none of which is subject to the Incentive Fee based on capital gains) (1)	$	$	$	$

You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the Incentive Fee based on capital gains) (2)

	$	$	$	$

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)	Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Investment Management Agreement and therefore subject to the Incentive Fee based on capital gains. Because our investment strategy involves investments that generate primarily current income, we believe that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The Incentive Fee under our Investment Management Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. In addition, while the example assumes reinvestment of all dividends and distributions at NAV, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

RISK FACTORS

Investing in our securities involves certain risks relating to our structure and investment objective. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set forth below are not the only risks we face, and we may face other risks that we have not yet identified, which we do not currently deem material or which are not yet predictable. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our NAV and the trading price of our securities could decline, and you may lose all or part of your investment.

If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of securities] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the exercise price.

[Insert any additional relevant risk factors not included in base prospectus to the extent required to be disclosed by applicable law or regulation.]

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of warrants in this offering will be approximately $ million [(or approximately $ million if the underwriters fully exercise their over-allotment option), in each case] assuming a public offering price of $ per warrant, after deducting the underwriting discounts and commissions of $ million [(or approximately $ million if the underwriters fully exercise their over-allotment option)] payable by us and estimated offering expenses of approximately $ million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF OUR WARRANTS

[No] warrants are currently outstanding. Once issued, each warrant will entitle the registered holder to purchase [one] [share of] [type of security] at a price of $            per [security], subject to adjustment as discussed below, at any time commencing             ,             .

The warrants will be exercisable beginning on                     ,             and will expire on                     ,             or earlier upon redemption. However, the warrants will be exercisable only if a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current. We have agreed to use our best efforts to have an effective registration statement covering [type of security] issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to such [type of security] until the warrants expire or are redeemed.

At any time while the warrants are exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $ per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	[description of redemption criteria]

We have established the above conditions to our exercise of redemption rights with the intent of:

•	providing warrant holders with adequate notice of redemption, and allowing them to exercise their warrants prior to redemption at a time when there is a reasonable premium to the warrant exercise price; and

•	providing a sufficient differential between the then prevailing [type of security] price and the warrant exercise price so there is a buffer to absorb any negative market reaction to our redemption of the warrants.

The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The warrants will be issued in registered form under a warrant agreement between             , as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement, for a complete description of the terms and conditions applicable to the warrants.

The exercise price or number of [type of security] issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of [type of security] issuable upon exercise of the warrants will not be adjusted for issuances of [type of security] at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of [type of security] or any voting rights until they exercise their warrants and receive [type of security]. After the issuance of [type of security] upon exercise of the warrants, each holder will be entitled to [insert voting rights of security].

No warrants will be exercisable and we will not be obligated to issue [type of security] unless at the time a holder seeks to exercise such warrant, a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current and the [type of security] has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the [type of security] issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the [type of security] issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the [type of security] issuable upon the exercise of the warrants is not current or if the [type of security] is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional [type of security] will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a [type of security], we will, upon exercise, round up or down to the nearest whole number the number of [type of security] to be issued to the warrant holder.

[We are not generally able to issue and sell our common stock, or warrants to purchase common stock, at a price below our net asset value per share unless we have stockholder approval.]

[PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

[Include if warrants are to purchase common stock.]

Our common stock is traded on the NYSE under the symbol “GSBD”. Our common stock has historically traded at prices both above and below our NAV per share. It is not possible to predict whether our common stock will trade at, above or below NAV in the future. See “Risk Factors—Risks Relating to Our Securities” in the accompanying prospectus.

The following table sets forth, for each fiscal quarter since [our IPO], the NAV per share of our common stock, the range of high and low closing sales prices of our common stock reported on the NYSE, the closing sales price as a premium (discount) to NAV and distributions declared by us. On             ,             , the last reported closing sales price of our common stock on the NYSE was $[     ] per share, which represented a [premium/discount] of approximately [     ]% to the NAV per share reported by us as of             ,             .

	NAV	Closing Sales Price				Premium or Discount of High Sales Price to	Premium or Discount of Low Sales Price to NAV (2)	Declared Distribution (3)
	(1)	High		Low		NAV (2)
Fiscal Year Ending December 31, 2017
First Fiscal Quarter	*	[	]	[	]	*	*	[	]
Fiscal Year Ending December 31, 2016
Fourth Fiscal Quarter	*	$23.65		$20.77		*	*	$0.45
Third Fiscal Quarter	$18.58	$22.26		$19.98		19.8%	7.5%	$0.45
Second Fiscal Quarter	$18.41	$20.02		$19.34		8.7%	5.1%	$0.45
First Fiscal Quarter	$18.67	$20.00		$17.41		7.1%	(6.7)%	$0.45
Fiscal Year Ended December 31, 2015
Fourth Fiscal Quarter	$18.97	$20.37		$18.40		7.4%	(3.0)%	$0.45
Third Fiscal Quarter	$19.38	$25.19		$17.91		30.0%	(7.6)%	$0.45
Second Fiscal Quarter	$19.46	$23.65		$20.33		21.5%	4.5%	$0.45
First Fiscal Quarter (from March 18, 2015 through March 31, 2015)	$19.43	$21.31		$20.05		9.7%	3.2%	$0.45

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of the relevant quarter.
(2)	Calculated as the respective high or low closing sales price less NAV divided by NAV as of the last day in the relevant quarter.
(3)	Represents the dividend or distribution declared in the relevant quarter.

*	NAV has not yet been calculated for this period.

We intend to continue to pay quarterly distributions to our stockholders out of assets legally available for distribution. Future quarterly distributions, if any, will be determined by our Board of Directors. All future distributions will be subject to lawfully available funds therefor, and no assurance can be given that we will be able to declare such distributions in future periods.

We have elected to be treated, and expect to qualify annually, as a RIC under Subchapter M of the Code, commencing with our taxable year ended December 31, 2013. To maintain our RIC status, we must, among other things, timely distribute to our stockholders at least 90% of our investment company taxable income for each taxable year. We intend to timely distribute to our stockholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) for reinvestment and, depending upon the level of taxable income earned in a year, we may choose to carry forward taxable income for distribution in the following year and pay any applicable U.S. federal excise tax. We generally will be required to pay such U.S. federal excise tax if our distributions during a calendar year do not exceed the sum of (1) 98.0% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year and (3) any net ordinary income and capital gains in excess of capital losses for preceding years that were not distributed during such years. If we retain net capital gains, we may treat such amounts as deemed distributions to our stockholders. In that case, you will be treated as if you had received an actual distribution of the capital gains we retained and then you reinvested the net after-tax proceeds in our common stock. In general, you also will be eligible to claim a tax credit (or, in certain circumstances, obtain a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. Stockholders should read carefully any written disclosure accompanying a distribution from us and should not assume that the source of any distribution is our net ordinary income or capital gains. The distributions we pay to our stockholders in a year may exceed our net ordinary income and capital gains for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of our distributions will be reported to stockholders after the end of the calendar year. Please refer to “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus for further information regarding the tax treatment of our distributions and the tax consequences of our retention of net capital gains. See also “Risk Factors—Risks Relating to Our Securities—We may not be able to pay you distributions on our common stock or preferred stock, our distributions to you may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes” in the accompanying prospectus.

Unless our stockholders elect to receive their distributions in cash, we intend to make such distributions in additional shares of our common stock under our dividend reinvestment plan. Distributions paid in the form of additional shares of our common stock will generally be subject to U.S. federal, state and local taxes in the same manner as cash distributions; however, investors participating in our dividend reinvestment plan will not receive any corresponding cash with which to pay any such applicable taxes. If you hold shares of our common stock through a broker or financial intermediary, you may elect to receive distributions in cash by notifying your broker or financial intermediary of your election to receive distributions in cash in lieu of shares of our common stock. Any distributions reinvested through the issuance of shares through our dividend reinvestment plan will increase our assets on which the Management Fee and the Incentive Fee are determined and paid to the Investment Adviser. See “Dividend Reinvestment Plan” in the accompanying prospectus.

The following table lists the quarterly distributions that we have declared per share of our common stock since January 1, [2014].

Period	Payment Date	Declared Distributions
First Quarter 2014	April 30, 2014	$0.33
Second Quarter 2014	July 31, 2014	$0.41
Third Quarter 2014	October 31, 2014	$0.42
Fourth Quarter 2014	January 30, 2015	$0.53

Total Declared for 2014		$1.69

First Quarter 2015	April 30, 2015	$0.45
Second Quarter 2015	July 15, 2015	$0.45
Third Quarter 2015	October 15, 2015	$0.45
Fourth Quarter 2015	January 28, 2016	$0.45

Total Declared for 2015		$1.80

First Quarter 2016	April 15, 2016	$0.45
Second Quarter 2016	July 15, 2016	$0.45
Third Quarter 2016	October 17, 2016	$0.45
Fourth Quarter 2016	January 17, 2017	$0.45

Total Declared for 2016		$1.80	]

SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

The selected financial and other information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement and the accompanying prospectus and our financial statements and the related notes thereto. Financial information as of and for the years ended December 31, 20     , 20     and 20     [and as of and for the period from November 15, 2012 (commencement of operations) to December 31, 2012] has been derived from the audited financial statements of Goldman Sachs BDC, Inc. [(formerly, Goldman Sachs Liberty Harbor Capital, LLC)]. The audited financial statements included in the accompanying prospectus were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Interim financial information for the         months ended             ,             and         has been derived from the unaudited interim financial statements of Goldman Sachs BDC, Inc., which are included elsewhere in this prospectus supplement and in the accompanying prospectus. Our unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and, in our opinion, include all adjustments necessary for the fair statement of the results for the periods presented. Our historical results are not necessarily indicative of future results, and our results for the     months ended             ,             are not necessarily indicative of the results for the full             fiscal year.

The selected financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements and related notes included in this prospectus supplement and the accompanying prospectus.

	For the Months Ended ,		For the Months Ended ,		For the Year Ended December 31, 2015	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013	For the period from November 15, 2012 (commencement of operations) through December 31, 2012
Consolidated statements of operations data (in thousands):
Total investment income	$		$		$118,436	$73,279	$22,835	$162
Net expenses					43,338	20,422	6,899	346

Net investment income (loss) before taxes					75,098	52,857	15,936	(184)
Excise tax expense					518	119	—	—

Net investment income (loss) after taxes					74,580	52,738	15,936	(184)
Net realized and unrealized gain (loss) on investments					(27,952)	(15,816)	3,118	1,046

Net increase in net assets resulting from operations before tax	$		$		$46,628	$36,922	$19,054	$862
Income tax expense		—		—	—	—	(1,070)	(351)

Net increase in net assets resulting from operations after tax	$		$		$46,628	$36,922	$17,984	$511

Per share data
Net Asset Value	$		$		$18.97	$19.56	$20.00	$19.37
Net investment income (loss) (basic and diluted)	$		$		$2.14	$1.77	$0.67	$(0.09)
Earnings (basic and diluted)	$		$		$1.34	$1.24	$0.76	$0.26
Distributions declared	$		$		$1.80	$1.69	$0.50	$—

	As of ,	As of ,	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
Consolidated statements of asset and liabilities data (at period end) (in thousands):
Total assets	$	$	$1,132,759	$967,492	$630,222
Total investments, at fair value			1,091,181	943,515	613,935
Total liabilities			444,109	392,910	22,437
Total debt			419,000	350,000	—
Total net assets	$	$	$688,650	$574,582	$607,785

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this prospectus supplement and the accompanying prospectus regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors,” in this prospectus supplement and the accompanying prospectus as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The occurrence of the events described in these risk factors and elsewhere in this prospectus supplement and the accompanying prospectus could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus supplement and the accompanying prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ from our forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, registration statements on Form N-2, quarterly reports on Form 10-Q and current reports on Form 8-K. Under Section 27A(b)(2)(B) and (D) of the Securities Act and Section 21E(b)(2)(B) and (D) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement and the accompanying prospectus or in the periodic reports we file under the Exchange Act.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our future operating results;

•	changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets;

•	uncertainty surrounding the financial stability of the U.S., the EU and China;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	the impact of increased competition;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our prospective portfolio companies to achieve their objectives;

•	the relative and absolute performance of our Investment Adviser;

•	our expected financings and investments;

•	the use of borrowed money to finance a portion of our investments;

•	our ability to make distributions;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of future acquisitions and divestitures;

•	the effect of changes in tax laws and regulations and interpretations thereof;

•	our ability to maintain our status as a BDC and a regulated investment company under Subchapter M of the Code;

•	actual and potential conflicts of interest with GSAM and its affiliates;

•	general price and volume fluctuations in the stock market;

•	the ability of GSAM to attract and retain highly talented professionals;

•	the impact on our business from new or amended legislation or regulations; and

•	the availability of credit and/or our ability to access the equity markets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. The discussion and analysis contained in this section refers to our financial condition, results of operations and cash flows. The information contained in this section should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with this discussion and analysis. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of , ; and

•	our pro forma capitalization to give effect to the sale of warrants in this offering based on the public offering price of $ per warrant, after deducting the underwriting discounts and commissions of $ million payable by us and estimated offering expenses of approximately $ payable by us. You should read this table in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and the accompanying prospectus.

As of , 20
	Actual (in thousands)	Pro Forma (in thousands)
Assets:
Cash	$	$
Investments, at fair value
Other assets

Total assets

Liabilities:
Debt
Other liabilities

Total liabilities

Net assets:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding, actual; shares issued and outstanding, pro forma
Paid in capital in excess of par
Capital distributions in excess of net investment income
Net unrealized appreciation on investments
Net realized gains (losses) on investments
Total stockholders’ equity

Net asset value per share

[CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS]

[Insert disclosure regarding federal income tax consequences of an investment in the warrants to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

We are offering the warrants described in this prospectus supplement through a number of underwriters.                     and                      are acting as representatives of each of the underwriters named below for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, our Investment Adviser and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed severally to purchase from us, the number of warrants set forth opposite its name below.

Underwriter	Number of Warrants
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have severally agreed to purchase all of the warrants sold under the underwriting agreement if any of these warrants are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

[Overallotment Option

The underwriters have an option to buy up to             additional warrants from us to cover sales of shares by the underwriters which exceed the number of warrants specified in the table above. The underwriters have             days from the date of this prospectus supplement to exercise this overallotment option. If any warrants are purchased with this overallotment option, the underwriters will purchase warrants in approximately the same proportion as shown in the table above. If any additional warrants are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.]

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the underwritten warrants to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at that price less a concession not in excess of $ per warrant. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ per warrant to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, sales load and proceeds before expenses to us. The information assumes both no exercise and full exercise of the underwriters’ option to purchase additional warrants.

	Per Warrant	Without Option	With Option
Public offering price	$	$	$
Sales load (underwriting discounts and commissions)	$	$	$
Proceeds, before expenses, to Goldman Sachs BDC, Inc.	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            , or approximately $             per warrant excluding the overallotment options and approximately $             per warrant including the overallotment option.

[No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any warrants or [type of security] for days after the date of this prospectus supplement without first obtaining the written consent of             .]

Listing

[Our [type of security] [is listed / has been approved for listing] on the NYSE under the symbol “     .”]

[Our warrants are a new issue of securities with no established trading market. We intend to list our warrants on         . We expect trading in our warrants to begin within days after the original issue date. Currently there is no public market for our warrants.

We have been advised by the underwriters that they presently intend to make a market in our warrants after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in our warrants and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, our warrants. If any active public trading market for our warrants does not develop, the market price and liquidity of our warrants may be adversely affected.]

Price Stabilizations, Short Positions and Penalty Bids

In connection with this offering,             and             , on behalf of the underwriters, may purchase and sell our warrants in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales by the underwriters of a greater number of warrants than they are required to purchase in the offering. “Covered” short sales are sales of securities made in an amount up to the number of securities represented by the underwriters’ over-allotment option. Transactions to close out the covered syndicate short involve either purchases of such securities in the open market after the distribution has been completed or the exercise of the over-allotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters may consider the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. The underwriters may also make “naked” short sales, or sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of securities in the open market while this offering is in progress for the purpose of fixing or maintaining the price of the securities.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase securities originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on             or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time.

[Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our warrants, or the possession, circulation or distribution of this prospectus supplement or accompanying prospectus or any other material relating to us or the warrants in any jurisdiction where action for that purpose is required. Accordingly, our warrants may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our warrants may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell our warrants offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

[Insert applicable legends for jurisdictions in which offers and sales may be made.]]

Electronic Delivery

The underwriters may make prospectus supplements and accompanying prospectuses available in an electronic (PDF) format. A prospectus supplement and accompanying prospectus in electronic (PDF) format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may [agree with us to] allocate a limited number of securities for sale to their online brokerage customers.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, our affiliates or our portfolio companies. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

Principal Business Address

The addresses of the underwriters are:

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for Goldman Sachs BDC, Inc. by Fried, Frank, Harris, Shriver & Jacobson LLP. In addition, Willkie Farr & Gallagher LLP has advised the Company in connection with certain matters under the Investment Company Act. Dechert LLP serves as counsel to the Company and to the Independent Directors. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by .

EXPERTS

The financial statements as of December 31,         and         and for each of the three years in the period ended December 31,             have been so included in reliance on the report of PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Suite 500, Boston, Massachusetts 02210, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC periodic and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as registration statements and related exhibits and schedules, at the Public SEC’s Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090 or (800) SEC-0330. We maintain a website at www.goldmansachsbdc.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. You may also obtain such information by contacting us, in writing at: 200 West Street New York, New York 10282, or by telephone (collect) at (212) 902-0300. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

INDEX TO FINANCIAL STATEMENTS

[Insert index to financial statements followed by financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

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